Exhibit 99.2

OWENS & MINOR, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On April 30, 2018, Owens & Minor acquired substantially all of the Surgical and Infection Prevention (“S&IP”) business of Halyard Health, Inc. (“Halyard”), the name “Halyard Health” (and all variations of that name and related intellectual property rights) and Halyard’s information technology system (the “S&IP Acquisition”). In connection with the S&IP Acquisition, Owens & Minor paid $710.0 million in cash, subject to certain adjustments for cash, indebtedness and net working capital transferred.

The unaudited pro forma condensed combined financial statements are based on our historical consolidated financial statements and S&IP’s historical combined financial statements as adjusted to give effect to the S&IP Acquisition. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2017 give effect to the S&IP Acquisition as if it had occurred on January 1, 2017. The unaudited pro forma condensed combined balance sheet for the period ended December 31, 2017 gives effect to the S&IP Acquisition as if it had occurred on December 31, 2017.

The pro forma financial statements were prepared in accordance with Article 11 of SEC Regulation S-X. The pro forma adjustments reflecting the completion of the acquisition are based upon the acquisition method of accounting in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”), and upon the assumptions set forth in the notes to the pro forma financial statements.

The preliminary estimated purchase consideration, as calculated and described in Footnote 2 to the unaudited pro forma condensed combined financial statements, has been allocated to net tangible assets and intangible assets acquired based on their respective estimated fair values. We have made significant assumptions and estimates in determining the preliminary estimated purchase price consideration and the preliminary allocation of the estimated purchase price in the unaudited pro forma condensed combined financial statements. These preliminary estimates and assumptions are subject to change during the estimated purchase price allocation period (not to exceed one year from the S&IP Acquisition date) as we finalize the valuations of the net tangible assets and intangible assets. Differences between these preliminary estimates and the final acquisition accounting could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future results of operations and financial position. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial statements.

The pro forma financial statements are not intended to represent or be indicative of the consolidated results of operations or financial position that would have been reported had the acquisition been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial position of the combined company following the acquisition. The pro forma financial statements are based upon available information and certain assumptions that management believes are reasonable.

No pro forma adjustments have been included for the Transition Service Agreement in the pro forma condensed combined financial statements because the agreement has not been executed.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE FISCAL YEAR ENDED DECEMBER 31, 2017

(in thousands, except per share data)	Historical Owens & Minor, Inc. FY17	Historical S&IP FY17	Financing	Note Reference	Transaction & Transaction Perimeter Adjustments	Note Reference	Pro Forma Condensed Combined	Note Reference
Net revenue	$9,318,275	$1,012,700	$—		$(233,681)	3(e)	$10,097,294
Cost of goods sold	8,146,409	808,800	—		(233,681)	3(e)	8,721,528

Gross Margin	1,171,866	203,900	—		—		1,375,766
Distribution, selling and administrative expenses	1,016,978	168,148	—		18,724	3(d)	1,203,850
Acquisition-related and exit and realignment charges	60,707	25,252	—		(35,952)	3(b)	50,007
Other operating income, net	4,930	16,500	—		—		21,430

Operating earnings	89,251	(6,000)	—		17,228		100,479
Interest expense, net	31,773	—	46,633	3(a)	—		78,406

Income before income taxes	57,478	(6,000)	(46,633)		17,228		22,073
Income tax (benefit) provision	(15,315)	(6,200)	(17,254)	3(c)	6,375	3(c)	(32,395)

Net income	$72,793	$200	$(29,379)		$10,854		$54,468

Net income attributable to common shareholders:
Basic	$1.20						$0.89	3(f)
Diluted	$1.20						$0.89	3(f)

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AT DECEMBER 31, 2017

(in thousands, except per share data)	Historical Owens & Minor, Inc. Dec-17	Historical S&IP Dec-17	Transaction Perimeter Adjustments	Note Reference	Financing	Note Reference	Transaction Adjustments	Note Reference	Pro Forma Condensed Combined
Assets
Current Assets
Cash and cash equivalents	$104,522	$51,200	$(46,539)	4(a)	$742,010	4(b)	$(736,421)	4(c)	$114,772
Accounts receivable, net	758,936	117,900	(115,955)	4(a)	—		—		760,881
Merchandise inventories	990,193	190,800	—	4(a)	—		22,896	4(d)	1,203,889
Other current assets	328,254	2,500	(636)	4(a)	—		—		330,118

Total current assets	2,181,905	362,400	(163,130)		742,010		(713,525)		2,409,659
Property and equipment, net	206,490	144,800	6,332	4(a)	—		—		357,622
Goodwill, net	713,811	267,300	—	4(a)	—		(39,455)	4(f)	941,656
Intangible assets, net	184,468	800	—	4(a)	—		190,200	4(e)	375,468
Other assets, net	89,619	9,000	(419)	4(a)	—		—		98,200

Total Assets	$3,376,293	$784,300	$(157,218)		$742,010		$(562,780)		$4,182,605

Liabilities and equity
Current liabilities
Accounts payable	$947,572	$100,800	$(83,752)	4(a)	$—		$—		$964,620
Accrued payroll and related liabilities	30,416	85,300	(76,297)	4(a)	—		(5,112)	4(g)	34,307
Other current liabilities	331,745	—	—		—		—		331,745

Total current liabilities	1,309,733	186,100	(160,049)		—		(5,112)		1,330,672
Long-term debt, excluding current portion	900,744	—	—		742,010	4(b)	—		1,642,754
Deferred income taxes	74,247	4,400	—		—		56,684	4(h)	135,331
Other liabilities	76,090	4,200	(611)	4(a)	—		—		79,679

Total liabilities	2,360,814	194,700	(160,660)		742,010		51,572		3,188,435
Commitments and contingencies
Equity
Common stock, par value $2 per share; authorized - 200,000 shares; issued and outstanding - 61,476 shares	122,952	590,200	—		—		(590,200)	4(i)	122,952
Paid-in capital	226,937	—	—		—		—		226,937
Retained earnings	690,674	—	3,442	4(a)	—		(24,752)	4(i)	669,365
Accumulated other comprehensive income (loss)	(25,084)	(600)	—		—		600	4(i)	(25,084)

Total equity	1,015,479	589,600	3,442		—		(614,352)		994,170

Total liabilities and equity	$3,376,293	$784,300	$(157,218)		$742,010		$(562,780)		$4,182,605

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.	Description of the Transaction and Basis of Presentation

Description of the Transaction

On April 30, 2018, Owens & Minor acquired the S&IP business from Halyard. In connection with the S&IP Acquisition, Owens & Minor paid $710.0 million in cash, subject to certain adjustments for cash, indebtedness and net working capital transferred.

Basis of Presentation

The unaudited pro forma condensed combined financial statements are based on Owens & Minor’s historical consolidated financial statements and S&IP’s historical combined financial statements as adjusted to give effect to the S&IP Acquisition. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2017 gives effect to the S&IP Acquisition as if it had occurred on January 1, 2017. The unaudited pro forma condensed balance sheet for the period ended December 31, 2017 gives effect to the S&IP Acquisition as if it had occurred on December 31, 2017.

The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting based on the historical financial information of Owens & Minor and the historical carve-out financial information of S&IP. The acquisition method of accounting in accordance with ASC 805 requires, among other things, that assets acquired and liabilities assumed in a business combination be recognized at their fair value as of the acquisition date, as defined in ASC 820, “Fair Value Measurement” (ASC 820). The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the transaction, (2) factually supportable, and (3) with respect to the unaudited pro forma condensed combined statement of operations, expected to have a continuing impact on the consolidated results.

Under ASC 805, acquisition-related transaction costs are not included as a component of consideration transferred but are accounted for as expenses in the periods in which such costs are incurred, or if related to the issuance of debt, capitalized as debt issuance costs. Acquisition-related transaction costs expected to be incurred as part of the S&IP Acquisition include estimated fees related to advisory, legal and accounting fees. Fees will also be incurred related to the issuance of long-term debt to finance the transaction which have been deferred and will be amortized.

The unaudited pro forma condensed combined financial statements have been compiled using the significant accounting policies as set forth in the audited consolidated financial statements incorporated by reference in this prospectus supplement. During the preparation of the unaudited pro forma condensed combined financial information, Owens & Minor’s management performed an analysis of accounting policies at S&IP, and is not aware of any differences that could have a material impact on the unaudited pro forma condensed combined financial statements.

2.	Preliminary Estimate of Purchase Price Consideration and Related Allocation

The preliminary purchase price is based on a purchase price of approximately $710.0 million, which is subject to adjustment as described below as well as adjustments for cash, indebtedness and net working capital transferred.

The preliminary purchase price allocation and the estimated fair value of the assets acquired and liabilities assumed is based on management’s best estimates of fair value. The Company has assumed for the purpose of the pro forma financials that the fair value of property, plant, and equipment is equivalent to book value. A fair value analysis of property, plant, and equipment will be completed in connection with the finalization of the purchase price allocation.

The final allocation of the purchase consideration will be determined after completion of a thorough analysis to determine the fair value of all assets acquired and liabilities assumed but in no event later than one year following completion of the Acquisition. Accordingly, the final acquisition accounting adjustments could differ materially from the unaudited pro forma adjustments presented herein. Any increase or decrease in the fair value of the assets acquired or liabilities assumed, as compared to the information shown herein, could also change the portion of the purchase price consideration allocable to goodwill and could impact the operating results of the Company following the acquisition due to differences in depreciation, amortization and cost of sales.

Preliminary Allocation of Estimated Purchase Price to Assets Acquired and Liabilities Assumed

The following represents the preliminary allocation of the purchase price to the assets acquired and the liabilities assumed in the business combination.

PRELIMINARY ALLOCATION

(in thousands)	Fair Value December 31, 2017
Cash proceeds	$710,000
Net tangible & identifiable intangible assets acquired:
Cash	4,661
Accounts receivable	1,945
Inventory after step up	213,696
Other current assets	1,864
Property, plant, & equipment	151,132
Other long-term assets	8,581
Less: Liabilities assumed	(90,724)

Net tangible assets	291,155	(a)
Identifiable intangible assets	191,000	(b)

Net tangible & identifiable intangible assets	482,155

Goodwill allocation	$227,845

(a)	Net tangible assets - Represents all other acquired tangible assets, including cash and cash equivalents, accounts receivable, inventories, other current assets, other long-term assets, property, plant, and equipment, and liabilities assumed. Liabilities assumed are comprised of accrued expenses, accounts payable, deferred tax liabilities, and other long-term liabilities.
(b)	Intangible assets – As of the effective date of the acquisition, identified intangible assets are required to be measured at fair value. For purposes of these unaudited pro forma condensed combined financial statements, it is assumed that all assets will be used and that all assets will be used in the manner that represents the highest and best use of those assets. The definite-lived intangible assets include trade name portfolio, technology portfolio, and customer relationships. The Company used a relief of royalty method to estimate the preliminary fair value of the trade name portfolio and the technology portfolio, and used the excess of earnings method to estimate the preliminary fair value of the customer relationships. The definite-lived acquired intangibles have an estimated weighted-average useful life of approximately 10.8 years and will be amortized using the straight-line method. There were no indefinite-lived intangible assets apart from Goodwill.

Refer to Footnote 3(d) within the Pro Forma Adjustments to the Pro Forma Condensed Combined Statement of Operations and Footnote 4(e) within the Pro Forma Adjustments to the Pro Forma Condensed Combined Balance Sheet section for additional information on the intangible assets adjustment.

3.	Pro-Forma Adjustments to the Pro Forma Condensed Combined Statements of Operations

(a)	Financing Costs

We financed the S&IP Acquisition with $696.0 million principal amount of the term loans as well as a $54.0 million increase in an existing revolver. Refer to the balance sheet adjustment within the Pro Forma Adjustments to the Pro Forma Condensed Combined Balance Sheet in Footnote 4(b).

SOURCES & USES

(in thousands)	December 31, 2017
New term loan A	$196,000
New term loan B	500,000
Revolver	54,000

Total Sources	$750,000

Purchase proceeds	(710,000)
OMI incurred and to be incurred transaction expenses	(40,000)

Total Uses	$(750,000)

INTEREST EXPENSE, NET ADJUSTMENT - DEBT

(in thousands)	Year-ended December 31, 2017
Change in Interest Expense - Old debt	$743	(1)
Additional Interest Expense - New debt	44,892	(2)
Change in Amortization Expense - Deferred Financing Costs	—	(3)
Amortization Expense - New Deferred Financing Costs	999	(4)

Total Adjustment	$46,633

1.	Adjusts for the change in interest expense related to an increase in an existing revolver.
2.	Adds the additional interest expense incurred as a result of the new debt obtained. The interest rate used is 6.45% which represents LIBOR plus 450 bps.
3.	Adjusts for the change in deferred financing cost amortization related to previous debt held as a result of the refinancing related to the transaction. There was no existing deferred financing written-off as a result of the debt incurred to finance the transaction.
4.	Adds the deferred financing costs amortization incurred as a result of the new debt obtained.

(b)	Transaction Related Costs

Owens & Minor incurred approximately $10.7 million in transaction related expenses for the twelve months ended December 31, 2017. Additionally, S&IP incurred approximately $25.3 million in transaction related expenses for the twelve months ended December 31, 2017. These expenses are non-recurring in nature and removed from the Pro Forma Condensed Combined Statement of Operations for the twelve months ended December 31, 2017.

(c)	Tax Adjustments

The statutory tax rate was applied, as appropriate, to each income statement and balance sheet adjustment based on the jurisdiction in which the adjustment was expected to occur. The tax effect of the temporary differences between the book and tax bases of assets and liabilities acquired and the estimated tax benefit from tax net operating losses of S&IP are reported as deferred tax assets and liabilities in the consolidated balance sheets. To the extent we have estimated that it is more likely than not that S&IP will not realize the benefit of its deferred tax assets in a particular jurisdiction, we have reduced the carrying amount of the net deferred tax asset with a valuation allowance, and adjusted the associated tax expense or benefit in the Pro Forma Condensed Combined Statement of Operations.

The adjustment reflects the impact on the Pro Forma Condensed Combined Statement of Operations from the pro forma adjustments utilizing the effective tax rate of 37%.

Although not reflected in the unaudited Pro Forma Condensed Combined Financial Statements, the effective tax rate of Owens & Minor could be significantly different depending on post-acquisition activities, such as geographical mix of taxable income affecting state and foreign taxes, among other factors.

Refer to Footnote 4(h) within the Pro Forma Adjustments to the Pro Forma Condensed Combined Balance Sheet section for additional detail as the deferred income taxes associated with the change in the tax rate.

(d)	Amortization and Depreciation Expense

Represents the adjustment to record the incremental intangible asset amortization expense as well as incremental depreciation associated with the conveyed property and equipment. Adjustment for incremental intangible asset amortization is as follows:

IDENTIFIABLE INTANGIBLES ADJUSTMENT

(in thousands)	Preliminary Fair Value	Preliminary Estimated Useful Life	Amortization Expense Year-ended December 31, 2017
Trade name portfolio	$66,000	12	$5,500
Technology portfolio	32,000	8	4,000
Customer relationships	93,000	11	8,455

Total	191,000	10.8	17,955
Amounts as reported	800		813

Step Up Adjustment	$190,200		$17,141

Amortization expense of intangible assets is reflected within distribution, selling and administrative expenses on the Pro Forma Condensed Combined Statements of Operations.

Refer to Footnote 4(e) within the Pro Forma Adjustments to the Pro Forma Condensed Combined Balance Sheet section for additional detail as to the computation of the step up adjustment for intangible assets required.

There are certain shared property and equipment assets between Halyard and S&IP that do not reside on the S&IP carveout financials, but will transfer to Owens & Minor based on the terms of the Purchase Agreement. An adjustment was made to adjust the Pro Forma Condensed Combined Statement of Operations for the depreciation impact of the incremental conveyed assets that will transfer.

PROPERTY AND EQUIPMENT ADJUSTMENT

(in thousands)	December 31, 2017
Assets to be conveyed	$151,132
Property and equipment per carveout financials	144,800

Property and equipment adjustment	$6,332

Estimated useful life in years	4

Estimated depreciation expense per year	$1,583

PRO FORMA DEPRECIATION & AMORTIZATION ADJUSTMENT

(in thousands)
Definite-lived intangible step up amortization	$17,141
Property and equipment adjustment	1,583

Total pro forma depreciation & amortization adjustment	$18,724

Refer to Footnote 4(a) within the Pro Forma Adjustments to the Pro Forma Condensed Combined Balance Sheet section for additional detail as to the computation of the conveyed property and equipment.

(e)	Intercompany Sales and Cost of Goods Sold Adjustment

Adjustment to remove the impact of the net sales and cost of goods sold related to intercompany sales transactions between S&IP and Owens & Minor.

(f)	Earnings Per Share

The net income attributable to common shareholders (basic and diluted) is adjusted in the Pro Forma Combined Condensed Statement of Operations for the year ended December 31, 2017 to reflect the pro forma adjustments discussed above.

4.	Pro-Forma Adjustments to the Pro Forma Condensed Combined Balance Sheet

(a)	Transaction Perimeter Adjustments

The unaudited Pro Forma Condensed Combined Financial Statements includes adjustments to remove assets and liabilities from the S&IP carveout financial statements as of December 31, 2017 that did not transfer as part of the transaction. Such balances have been excluded in accordance with the transaction terms outlined in the Purchase Agreement between Owens & Minor and Halyard. This includes an adjustment to cash balances for the expected settlement of intercompany loans between S&IP entities and Halyard entities. Furthermore, property and equipment has been adjusted to reflect the property and equipment balance to be conveyed.

(b)	Financing

Represents the liability associated with the additional debt incurred to finance the acquisition.

DEBT ADJUSTMENT

(in thousands)	December 31, 2017
New term loan A	$196,000
New term loan B	500,000
Revolver	54,000
Less: New deferred financing	(7,990)

Total change in debt	$742,010

Refer to Footnote 3(a) for the interest expense and deferred financing costs amortization adjustments on the Pro Forma Condensed Combined Statement of Operations.

(c)	Cash and cash equivalents

Represents the cash proceeds paid for the transaction of $710.0 million plus transaction related expenses of $26.4 million as of December 31, 2017.

(d)	Inventory step up adjustment

Represents the adjustment to increase the inventory balance by $22.9 million to its preliminary fair value of $213.7 million.

INVENTORY ADJUSTMENT

(in thousands)	December 31, 2017
Inventory, preliminary fair value	$213,696
Inventory, historical	190,800

Step Up Adjustment	$22,896

(e)	Intangible assets step up adjustment

Represents the adjustment to increase the intangible assets balance by $190.2 million to its preliminary fair value of $191.0 million.

Refer to Footnote 3(d) within the Pro Forma Adjustments to the Pro Forma Condensed Combined Statements of Operations section for information on the amortization expense associated with the intangible assets.

(f)	Goodwill

Represents the adjustment to goodwill based on the preliminary purchase price allocation. Refer to Footnote 2 within the Preliminary Estimate of Purchase Price Consideration and Related Allocation section for additional detail as to the purchase price calculation.

GOODWILL ADJUSTMENT

(in thousands)	December 31, 2017
Elimination of S&IP’s historical goodwill	$(267,300)
Goodwill from preliminary allocation of purchase consideration	227,845

Net adjustment to goodwill	$(39,455)

(g)	Accrued payroll and related liabilities

Represents the payment of accrued transaction expenses.

(h)	Deferred income taxes

Represents the adjustment to deferred income taxes based on the Pro Forma adjustments to the Pro Forma Condensed Combined Balance Sheet related to the Purchase Price Allocation adjustment for Identifiable Intangible Assets and Inventory, utilizing the effective tax rate of 26.6%, which represents the estimated 2018 effective tax rate for Owens & Minor.

DEFERRED TAX ADJUSTMENT

(in thousands)	Step Up Adjustment as of December 31, 2017
Fair Value Adjustment for Identifiable Intangible Assets	$190,200
Tax rate	26.6%

Recorded deferred tax liability - Identifiable Intangible Assets	$50,593

Fair Value Adjustment for Inventory	$22,896
Tax rate	26.6%

Recorded deferred tax liability - inventory	$6,090

Total deferred tax liability	$56,684

(i)	Equity

Represents adjustments to record the elimination of S&IP’s historical stockholders’ equity including the elimination of common stock issued and outstanding, and accumulated other comprehensive loss, and the adjustment for Owens & Minor transaction expenses incurred for the twelve months ended December 31, 2017.